Exhibit 99.1

Staples, Inc. Announces First Quarter 2014 Performance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 20, 2014--Staples, Inc. (Nasdaq: SPLS) announced today the results for its first quarter ended May 3, 2014. Total company sales for the first quarter of 2014 were $5.7 billion, a decrease of three percent compared to the first quarter of 2013. First quarter 2014 total company sales growth was negatively impacted by approximately one percent due to changes in foreign exchange rates and store closures in North America during the 12 months preceding the first quarter of 2014.

“We’re making progress meeting the changing needs of our customers as we reinvent Staples,” said Ron Sargent, Staples’ chairman and chief executive officer. “Despite a slow start to the first quarter, our results were in line with our expectations and we expect to build momentum throughout 2014.”

First Quarter 2014 Highlights

  Increased marketing investment in “Make More Happen” brand campaign drove customer awareness that Staples offers products beyond office supplies.
  Grew sales in North American Commercial one percent year over year.
  Achieved Staples.com sales growth of six percent in local currency driven by increased conversion on the company’s desktop and mobile websites, as well as its expanded assortment beyond office supplies.
  Grew copy and print same store sales in the high single digits in North America, and grew copy and print online sales in the double digits.
  Re-merchandised over 600 stores in the U.S. with an expanded offering of categories beyond office supplies.
  Secured approximately $100 million of annualized cost savings as part of a two-year plan to eliminate approximately $500 million of annualized costs.
  Closed 16 stores in North America during the first quarter and finalized plans to close approximately 80 stores in North America during the second quarter.

First Quarter 2014 Financial Summary
	First Quarter
(dollar amounts in millions)	2014	2013	Change
Total company sales	$5,654	$5,815	-2.8%
Total company sales excluding changes in foreign exchange rates and the impact of store closures*			-2%

GAAP operating income	$159	$285	-$126
Non-GAAP operating income*	$183	$285	-$102

GAAP operating income rate	2.8%	4.9%	-209 basis points
Non-GAAP operating income rate*	3.2%	4.9%	-167 basis points

GAAP net income	$96	$170	-$74
Non-GAAP net income*	$115	$170	-$55

GAAP earnings per diluted share	$0.15	$0.26	-42%
Non-GAAP earnings per diluted share*	$0.18	$0.26	-31%

*Indicates a non-GAAP measure. Refer to “Presentation of Non-GAAP Information” and the accompanying reconciliations for more detailed information about these non-GAAP measures.

On a GAAP basis, first quarter 2014 total company operating income rate decreased 209 basis points to 2.81 percent compared to operating income rate of 4.90 percent achieved during the first quarter of 2013. Excluding the impact of the restructuring and other related charges and the net gain primarily related to the sale of Smilemakers during the first quarter of 2014, total company non-GAAP operating income rate declined 167 basis points to 3.23 percent during the first quarter of 2014.

On a GAAP basis, the company reported first quarter 2014 net income of $96 million, or $0.15 per diluted share, compared to $170 million, or $0.26 per diluted share achieved in the first quarter of 2013. The company incurred $46 million of pre-tax restructuring and other related charges primarily associated with the closure of 16 stores in the first quarter, as well as the company’s plan to close approximately 80 stores in North America during the second quarter of 2014. The company also incurred an $11 million tax charge related to the repatriation of foreign earnings, as well as a net gain of $22 million primarily related to the sale of the company’s Smilemakers business. Excluding these items, the company reported non-GAAP net income of $115 million, or $0.18 per diluted share.

During the first quarter of 2014, the company generated operating cash flow of $360 million and invested $48 million in capital expenditures, resulting in free cash flow of $312 million. The company repurchased 5.7 million shares for $70 million, and ended the quarter with $1.8 billion in liquidity, including $793 million in cash and cash equivalents.

North American Stores and Online
	First Quarter
(dollar amounts in millions)	2014	2013	Change
Sales	$2,634	$2,768	-4.9%
Comparable store sales			-4%
Staples.com local currency sales growth*			6%

Operating income	$93	$172	-$80
Operating income rate	3.5%	6.2%	-270 basis points

*Indicates a non-GAAP measure.

Sales for the first quarter of 2014 were $2.6 billion, a decrease of five percent compared to the first quarter of 2013. Changes in foreign exchange rates negatively impacted first quarter 2014 sales growth by approximately two percent. Sales growth was also negatively impacted by approximately one percent due to stores closed during the 12 months preceding the first quarter of 2014, net of estimated sales transfers to remaining stores. Sales declines in business machines and technology accessories, core office supplies, ink and toner, and computers, were partially offset by growth in facilities and breakroom supplies and copy and print. Comparable store sales, which exclude sales in Staples.com, decreased four percent, reflecting a four percent decline in traffic and flat average order size versus the prior year. Staples.com sales grew six percent in local currency during the first quarter of 2014. This reflects increased conversion on the company’s desktop and mobile websites, as well as growth from its expanded assortment in categories beyond office supplies. Operating income rate decreased 270 basis points to 3.52 percent compared to the first quarter of 2013. This decline primarily reflects lower product margin online and in stores, increased marketing expense to drive awareness of categories beyond office supplies, investments to accelerate growth online, as well as the negative impact of fixed expenses on lower sales. This was partially offset by progress the company has made streamlining its store labor model and reducing expenses in its retail stores over the past year. During the first quarter of 2014, the company closed 16 stores in North America.

North American Commercial
	First Quarter
(dollar amounts in millions)	2014	2013	Change
Sales	$2,056	$2,043	0.7%

Operating income	$136	$150	-$14
Operating income rate	6.6%	7.3%	-74 basis points

Sales for the first quarter of 2014 were $2.1 billion, an increase of one percent compared to the first quarter of 2013. This primarily reflects growth in facilities and breakroom supplies, furniture, as well as promotional products, partially offset by declines in ink and toner, paper, and core office supplies. Operating income rate decreased 74 basis points to 6.60 percent compared to the first quarter of 2013. This decline primarily reflects lower product margin and investments in sales force to drive growth in categories beyond office supplies, partially offset by reduced marketing expense.

International Operations
	First Quarter
(dollar amounts in millions)	2014	2013	Change
Sales	$964	$1,003	-3.9%

Operating income (loss)	($25)	($11)	-$14
Operating income (loss) rate	(2.6%)	(1.1%)	-152 basis points

Sales for the first quarter of 2014 were $1.0 billion, a decrease of four percent compared to the first quarter of 2013. The decline was driven by weakness in the company’s European delivery businesses. Comparable store sales in Europe were flat, reflecting approximately a two percent increase in average order size offset by approximately a one percent decrease in traffic versus the prior year. Operating income rate decreased 152 basis points to an operating loss of 2.59 percent compared to the first quarter of 2013. This decrease primarily reflects the negative impact of fixed costs on lower sales in Europe, lower product margin in Australia, and increased marketing expense as a percentage of sales, partially offset by improved product margin in Europe.

Outlook

For the second quarter of 2014, the company expects sales to decrease versus the second quarter of 2013. The company expects to achieve fully diluted non-GAAP earnings per share in the range of $0.09 to $0.14 for the second quarter of 2014. This guidance excludes any potential impact on earnings per share related to 2014 global restructuring and other related activities.

The company expects to record pre-tax charges in the range of $105 million to $155 million associated with restructuring and other related activities during the second quarter of 2014. For the full year, the company expects total pre-tax global restructuring and other related charges in the range of $240 million to $360 million. For the full year, the company expects to generate more than $600 million of free cash flow. The company’s free cash flow guidance reflects an expected use of cash in the range of $60 million to $100 million associated with its 2014 global restructuring and other related activities.

Presentation of Non-GAAP Information

This press release presents certain results in 2014 with and without restructuring charges, long-lived asset impairment and inventory write-downs, certain tax items, as well as the net gain on the sale of certain businesses. This press release also presents certain results for 2014 both with and without the impact of fluctuations in foreign currency exchange rates. The presentation of these results, as well as the presentation of free cash flow, are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. Management believes that the non-GAAP financial measures enable management and investors to understand and analyze the company’s performance by providing meaningful information that facilitates the comparability of underlying business results from period to period. Management uses these non-GAAP financial measures to evaluate the operating results of the company’s business against prior year results and its operating plan, and to forecast and analyze future periods. Management recognizes there are limitations associated with the use of non-GAAP financial measures as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. Management generally compensates for these limitations by considering GAAP as well as non-GAAP results. In addition, management provides a reconciliation to the most comparable GAAP financial measure. With respect to forward looking information, financial guidance on a GAAP basis has not been provided given that current estimates for charges to be incurred related to restructuring initiatives and the potential related impact on cash flow represent a broad range which is based on preliminary analysis and is subject to change as plans become finalized.

Today's Conference Call

The company will host a conference call today at 8:00 a.m. (ET) to review these results and its outlook. Investors may listen to the call at http://investor.staples.com.

About Staples

Staples makes it easy to make more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Headquartered outside of Boston, Staples operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (SPLS) is available at www.staples.com.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under “Outlook” and other statements regarding our future business and financial performance. Any statements contained in this news release that are not statements of historical fact should be considered forward-looking statements. You can identify forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative, although not all forward-looking statements include such words. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: if we fail to meet the changing needs of our customers our business and financial performance could be adversely affected; we face uncertainties in connection with transforming our business and our inability to successfully implement our strategies could adversely affect our business and financial performance; we have recognized substantial goodwill impairment charges in the past and may be required to recognize additional goodwill impairment charges in the future; we operate in a highly competitive market and we may not be able to continue to compete successfully; global economic conditions could adversely affect our business and financial performance; our international operations expose us to risks inherent in foreign operations; compromises of our information systems or unauthorized access to confidential information or personal information may materially harm our business or damage our reputation; our effective tax rate may fluctuate; fluctuations in foreign exchange rates could lead to lower earnings; we may be unable to attract, train, engage and retain qualified associates; our quarterly operating results are subject to significant fluctuation; our indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions; our expanded offering of proprietary branded products may not improve our financial performance and may expose us to intellectual property liability, product liability, import/export liability, government investigations and claims, and other risks associated with global sourcing; problems in our information systems and technologies may disrupt our operations; our business may be adversely affected by the actions of and risks associated with third-parties; various legal proceedings may adversely affect our business and financial performance; failure to comply with laws, rules and regulations could negatively affect our business operations and financial performance; and those factors discussed or referenced in our most recent quarterly report on Form 10-Q filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

STAPLES, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Dollar Amounts in Thousands, Except Share Data) (Unaudited)

	May 3, 2014	February 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$792,901	$492,532
Receivables, net	1,849,060	1,838,714
Merchandise inventories, net	2,336,369	2,328,299
Deferred income tax assets	189,399	179,566
Prepaid expenses and other current assets	362,566	400,447
Total current assets	5,530,295	5,239,558

Property and equipment:
Land and buildings	998,833	990,324
Leasehold improvements	1,331,524	1,306,987
Equipment	2,804,406	2,778,294
Furniture and fixtures	1,084,092	1,078,876
Total property and equipment	6,218,855	6,154,481
Less: Accumulated depreciation	4,393,132	4,283,762
Net property and equipment	1,825,723	1,870,719

Intangible assets, net of accumulated amortization	370,361	382,700
Goodwill	3,253,893	3,233,597
Other assets	463,188	448,302
Total assets	$11,443,460	$11,174,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,088,482	$1,997,494
Accrued expenses and other current liabilities	1,294,995	1,266,974
Debt maturing within one year	182,272	103,982
Total current liabilities	3,565,749	3,368,450

Long-term debt, net of current maturities	1,016,897	1,000,205
Other long-term obligations	689,680	665,386

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $.0006 par value, 2,100,000,000 shares authorized; issued and outstanding 938,557,606 and 647,010,562 shares at May 3, 2014 and 938,722,858 shares and 652,860,207 shares at February 1, 2014, respectively	563	563
Additional paid-in capital	4,876,757	4,866,467
Accumulated other comprehensive loss	(435,538)	(507,154)
Retained earnings	7,020,914	7,001,755
Less: Treasury stock at cost, 291,547,044 shares at May 3, 2014 and 285,862,651 shares at February 1, 2014	(5,299,857)	(5,229,368)
Total Staples, Inc. stockholders’ equity	6,162,839	6,132,263
Noncontrolling interests	8,295	8,572
Total stockholders’ equity	6,171,134	6,140,835
Total liabilities and stockholders’ equity	$11,443,460	$11,174,876

STAPLES, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Comprehensive Income (Amounts in Thousands, Except Per Share Data) (Unaudited)

	13 Weeks Ended
	May 3, 2014	May 4, 2013
Sales	$5,654,259	$5,814,571
Cost of goods sold and occupancy costs	4,243,965	4,303,561
Gross profit	1,410,294	1,511,010
Operating expenses:
Selling, general and administrative	1,223,147	1,212,540
Impairment of long-lived assets	21,808	—
Restructuring charges	13,475	—
Amortization of intangibles	14,889	13,383
Total operating expenses	1,273,319	1,225,923

Gain on sale of businesses, net	21,805	—

Operating income	158,780	285,087

Other income (expense):
Interest income	749	1,735
Interest expense	(12,324)	(30,972)
Other income (expense), net	947	(3,375)
Income from continuing operations before income taxes	148,152	252,475
Income tax expense	51,942	82,054
Income from continuing operations	96,210	170,421
Discontinued Operations:
Loss from discontinued operations, net of income taxes	—	(494)
Net income	$96,210	$169,927

Basic Earnings Per Common Share:
Continuing operations	$0.15	$0.26
Discontinued operations	—	—
Net income	$0.15	$0.26
Diluted Earnings Per Common Share:
Continuing operations	$0.15	$0.26
Discontinued operations	—	—
Net income	$0.15	$0.26

Weighted Average Shares Outstanding:
Basic	643,492	655,970
Diluted	649,192	664,084

Dividends declared per common share	$0.12	$0.12

STAPLES, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Comprehensive Income (Amounts in Thousands)

	13 Weeks Ended
	May 3, 2014	May 4, 2013
Comprehensive income from consolidated operations	$167,549	$75,811
Comprehensive (loss) income attributed to noncontrolling interests	(277)	96
Comprehensive income attributed to Staples, Inc.	$167,826	$75,715

STAPLES, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Dollar Amounts in Thousands) (Unaudited)

	13 Weeks Ended
	May 3, 2014	May 4, 2013
Operating Activities:
Consolidated net income	$96,210	$169,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	102,323	100,558
Amortization of intangibles	14,889	13,383
Gain on sale of businesses, net	(21,805)	—
Impairment of long-lived assets	21,808	—
Inventory write-downs related to restructuring activities	10,554	—
Stock-based compensation	20,620	26,367
Excess tax benefits from stock-based compensation arrangements	(76)	(90)
Deferred income tax (benefit) expense	(7,233)	7,636
Other	4,437	(1,621)
Changes in assets and liabilities:
Decrease in receivables	12,125	43,085
Increase in merchandise inventories	(431)	(103,531)
Increase in prepaid expenses and other assets	(21,574)	(21,085)
Increase in accounts payable	76,391	173,555
Increase (decrease) in accrued expenses and other liabilities	29,229	(59,880)
Increase (decrease) in other long-term obligations	22,384	(735)
Net cash provided by operating activities	359,851	347,569

Investing Activities:
Acquisition of property and equipment	(48,003)	(41,096)
Proceeds from sale of businesses, net	50,191	—
Cash paid for termination of joint venture	—	(34,298)
Net cash provided (used) in investing activities	2,188	(75,394)

Financing Activities:
Proceeds from issuance of commercial paper, net of repayments	75,000	—
Proceeds from the exercise of stock options	—	4,732
Proceeds from borrowings	7,030	8,171
Payments on borrowings and capital lease obligations	(8,232)	(25,094)
Purchase of noncontrolling interest	—	(89)
Cash dividends paid	(77,051)	(78,756)
Excess tax benefits from stock-based compensation arrangements	76	90
Repurchase of common stock	(70,489)	(66,892)
Net cash used in financing activities	(73,666)	(157,838)
Effect of exchange rate changes on cash and cash equivalents	4,128	(12,011)
Net increase in cash and cash equivalents	292,501	102,326
Cash and cash equivalents at beginning of period	492,532	1,334,302
Cash and cash equivalents at end of period	785,033	1,436,628
Less: Change in cash and cash equivalents attributed to discontinued operations	—	(1,175)
Add: Cash and cash equivalents attributed to disposal group held for sale at February 1, 2014	7,868	—
Cash and cash equivalents at the end of the period	$792,901	$1,435,453

STAPLES, INC. AND SUBSIDIARIES Segment Reporting (Dollar Amounts in Thousands) (Unaudited)

	13 Weeks Ended
	May 3, 2014	May 4, 2013
	Sales
North American Stores & Online	$2,633,823	$2,768,377
North American Commercial	2,056,329	2,043,018
International Operations	964,107	1,003,176
Total segment sales	$5,654,259	$5,814,571

	Business Unit Income (Loss)
North American Stores & Online	$92,699	$172,319
North American Commercial	135,705	149,892
International Operations	(24,972)	(10,757)
Business unit income	203,432	311,454
Stock-based compensation	(20,620)	(26,367)
Impairment of long-lived assets	(21,808)	—
Restructuring charges	(13,475)	—
Inventory write-downs related to restructuring activities	(10,554)	—
Gain on sale of businesses, net	21,805	—
Interest and other expense, net	(10,628)	(32,612)
Income from continuing operations before income taxes	$148,152	$252,475

STAPLES, INC. AND SUBSIDIARIES Reconciliation of GAAP to Non-GAAP Income Statement Disclosures (Dollar Amounts in Thousands, Except Per Share Data) (Unaudited)

	13 Weeks Ended
	May 3, 2014
	GAAP	Inventory write-downs	Restructuring charges	Impairment of long lived assets	Gain on sale of businesses, net	Non-GAAP
Sales	$5,654,259					$5,654,259
Gross profit	1,410,294	10,554	—	—	—	1,420,848
Gross profit rate	24.9%					25.1%

Operating income	158,780	10,554	13,475	21,808	(21,805)	182,812
Interest and other expense, net	10,628					10,628
Income from continuing operations before income taxes	148,152					172,184

Income tax expense	51,942					51,942
Adjustments	—					5,740
Adjusted income tax expense	51,942					57,682

Net income	$96,210					$114,502

Effective tax rate	35.1%					33.5%

Diluted earnings per common share	$0.15					$0.18

STAPLES, INC. AND SUBSIDIARIES Reconciliation of GAAP to Non-GAAP Sales Growth (continued) (Dollar Amounts in Thousands) (Unaudited)

13 Weeks Ended May 4, 2013
GAAP sales growth	(3)%
Impact of changes in exchange rates and store closures	(1)%
Non-GAAP sales growth	(2)%

Staples.com Sales Growth
	First quarter of fiscal year 2014	First quarter of fiscal year 2013	Change
GAAP sales	$589,098	$563,094	$26,004
GAAP sales growth	4.6%

Impact of changes in exchange rates	$8,559

Non-GAAP sales	$597,657	$563,094	$34,563
Non-GAAP sales growth	6.1%

STAPLES, INC. AND SUBSIDIARIES Reconciliation of Free Cash Flow Disclosures (Dollar Amounts in Thousands) (Unaudited)

	13 Weeks Ended
	May 3, 2014	May 4, 2013
Net cash provided by operating activities	$359,851	$347,569
Acquisition of property and equipment	(48,003)	(41,096)
Free cash flow	$311,848	$306,473

Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the company's ability to generate cash and invest in its business.

CONTACT:
Staples, Inc.
Media Contact:
Kirk Saville, 508-253-8530
or
Investor Contact:
Chris Powers/Kevin Barry, 508-253-4632/1487